Exhibit 99.1

NewHydrogen CEO Steve Hill Discusses Development of Standalone Hydrogen Evolution System with SDSU Expert

Dr. Jing Gu describes her research seeking to mimic photosynthesis for hydrogen production

SANTA CLARITA, Calif. (May 21, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Dr. Jing Gu, Associate Professor in the Department of Chemistry and Biochemistry at San Diego State University about her work on efficient solar energy conversion for hydrogen production.

Dr. Gu and her team are developing alternative anode reactions and catalysts that can create standalone hydrogen evolution systems. Dr. Gu said, “We are developing alternative anode reactions and catalysts for efficient solar energy conversion, aiming to create a standalone hydrogen evolution system. We focus on using organic materials from wastewater and plastic waste to generate hydrogen.” Her team has successfully built lab-scale devices that can generate hydrogen from wastewater.

Dr. Gu and Mr. Hill explored the challenges of scaling up this technology, including the high cost of electrolysis. They agreed that finding alternatives to electrolyzers is important for economic viability.

Regarding process efficiency, Dr. Gu emphasized the need to identify and reduce costly and inefficient steps. She said, “I would like to emphasize the importance of identifying costly and inefficient aspects of the process, with a focus on finding alternative processes and reducing waste.” Potential issues include material durability of materials and changes in properties when scaled up. Dr. Gu noted, “That is the reason we are currently focusing on increasing the durability of their system and understanding the interfaces better.”

The two discussed the potential of renewable energy resources in the United States, with its abundance of natural resources. Dr Gu highlighted applications like fertilizer production and transportation. They also explored benefits for developing countries.

Dr. Gu has built expertise in solar fuels and interfacial charge transfer through her PhD work at Tulane University and postdoctoral work at Princeton and the National Renewable Energy Laboratory. Her artificial photosynthesis research aims to develop standalone hydrogen systems while addressing real-world issues like wastewater treatment and plastic waste. Dr. Gu is listed as a Google Scholar at https://scholar.google.com/citations?user=Dw-ziMkAAAAJ&hl=en

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Gu at https://newhydrogen.com/videos/ceo-podcast/dr-jing-su-san-diego-state-university.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource. Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

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NewHydrogen, Inc.

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